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                                November 24, 2003


AIM Counselor Series Trust
11 Greenway Plaza, Suite 100
Houston, TX  77046-1173

      Re:  AIM Counselor Series Trust
           Registration Statement on Form N-1A

Ladies and Gentlemen:

           We have acted as counsel to AIM Counselor Series Trust, a statutory trust organized under the laws of the State of Delaware (the "Trust").

           The Board of Trustees of the Trust has deemed it advisable for the Trust to acquire all of the assets and assume all of the liabilities of: (i) the sole series portfolio of INVESCO Counselor Series Funds, Inc. ("ICSFI"), a Maryland corporation (the "ICSFI Fund"), pursuant to an Agreement and Plan of Reorganization (the "ICSFI Reorganization"); and (ii) the sole portfolio of INVESCO Manager Series Funds, Inc. ("IMSFI"), a Maryland corporation (the "IMSFI Fund" and, together with the ICSFI Fund, the "Predecessor Funds"), pursuant to an Agreement and Plan of Reorganization (the "IMSFI Reorganization").

           Upon consummation of the ICSFI Reorganization, the Trust will be the successor issuer to ICSFI. Pursuant to Rule 414 under the Securities Act of 1933, as amended (the "1933 Act"), the Trust is adopting the Registration Statement of ISCFI as its own for all purposes of the 1933 Act, the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended (the "1940 Act"), and is filing Post-Effective Amendment No. 15 under the 1933 Act and Amendment No. 16 under the 1940 Act to ICSFI's currently effective Registration Statement on Form N-1A (collectively, the "Registration Statement"). The Registration Statement registers an indefinite number of shares of beneficial interest, par value $0.01 per share (the "Shares"), representing interests in each of the classes of the two series portfolios of the Trust (each, a "New Fund"), as set forth on Exhibit A hereto.

           In connection with our giving this opinion, we have examined copies of the Trust's Certificate of Trust, Agreement and Declaration of Trust (the "Trust Agreement"), and resolutions of the Board of TRUSTEES adopted August 13, 2003, and originals or copies, certified or otherwise identified to our

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AIM Counselor Series Trust
November 24, 2003
Page 2


satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. We have also examined the prospectuses for the New Funds, which are included in the Registration Statement, substantially in the form in which they are to become effective (the "Prospectuses"). As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust.

           Based on the foregoing and provided that the shareholders of ICSFI approve the ICSFI Reorganization, that the shareholders of IMSFI approve the IMSFI Reorganization and that the Registration Statement becomes effective, we are of the opinion that (i) the Shares of each New Fund to be issued to shareholders of the corresponding Predecessor Fund in the ICSFI Reorganization or the IMSFI Reorganization, as applicable, upon receipt of the consideration set forth in the applicable Agreement and Plan of Reorganization, will be validly issued, fully paid and nonassessable; and (ii) the Shares to be offered for sale pursuant to the Prospectuses are duly authorized and, when sold, issued and paid for as described in the Prospectuses, will be validly issued, fully paid and nonassessable.

           We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the Delaware Statutory Trust Act.

           Both the Delaware Statutory Trust Act and the Trust Agreement provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust's obligations to the extent that the courts of another state which does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also provides for indemnification out of property of a New Fund for all loss and expense of any shareholder held personally liable for the obligations of that New Fund. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which a New Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined not to be effective.

           We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and to the reference to our firm under the caption "Other Service Providers - Legal Counsel" in the Statements of Additional Information for the New Funds, which are included in the Registration Statement.

                                      Very truly yours,

                                      /s/ Ballard Spahr Andrews & Ingersoll, LLP

AIM Counselor Series Trust
November 24, 2003
Page 3


                                    EXHIBIT A
                                    ---------


Class A, Class B and Class C shares of INVESCO Advantage Health Sciences Fund



Class A, Class B and Class C shares of INVESCO Multi-Sector Fund